For Immediate Release For information, call Lisa Orman, KidStuff Public Relations (608) 767-1102

SMALL WORLD KIDS COMPLETES MONEY RAISE

CULVER CITY, Calif. -- October 23, 2006-- Small World Kids, Inc. (OTCBB: SMWK.OB), announced it has raised $2 million to fund working capital in support of fourth quarter sales for the Holiday season.

"The new financing of $2 million along with the $2.7 million in new equity and the restructuring of debt that we announced in June 2006 completes our goal of recapitalizing the Company,” commented Debra Fine, the President and CEO of Small World Kids, Inc.

The $2 million is comprised of several components. The breakdown is:

1. Fine and her husband Russell Fine, as trustees of the Fine Family Trust and Vintage Filings, Inc., purchase in a private placement 181,818 shares of its Class A-1 Convertible Preferred Stock (the “Preferred Shares”) for $200,000.

2. The Company issued an aggregate of $330,000 in principal amount of 10% Convertible Debentures (the “Debenture”) to Hong Kong League Central Credit Union and Kershaw Mackie & Company with net proceeds of $300,000.

  3. The Company’s senior lender, Laurus Master Funds, Ltd., entered into an agreement with the Company to increase the Overadvance allowed on its Senior Facility with the Company from the $750,000 already outstanding to $1.5 million for a one-year period, subject to certain restriction.

“The Company is set and ready to enter 2007,” Fine concluded.

The Company also announced that John Matise, the Company’s Chief Operating Officer will be reducing his involvement with the company to a part-time basis (approximately 25%) through the end of the year.  John Matise has served as Chief Operating Officer since March 27, 2006 and was a Director of the Company from 2004 until 2006 when he became the COO. Mr. Matise has joined Stone Canyon Venture Partners, LP as a Managing Director. Stone Canyon Venture Partner, LP is a Beverly Hills based venture capital investment firm that invests $4-6 million in U.S. based growth oriented businesses.

John has partnered with the management team in completing the following restructuring and recapitalizing events in 2006: (i) a $16.5M senior revolver and $2.0 million senior term with Laurus Master Funds in February 28, 2006; (ii) the sale of $2.7 million in Class A-1 Preferred stock on June 9, 2006; (iii) the conversion of $3 million in debt to Class A-1 Convertible Stock; (iv) the extension of the maturity date from 2006 to 2008-2011 of $2.25 million in debt with St. Cloud Capital Partners; and (v) the funding announced in this press release.

Debra Fine said, “Working with John as both a Board member and as COO has been a pleasure and I wish him the very best with Stone Canyon Venture Partners.” Fine added, “John has graciously agreed to work with the Company part time during the next three months to insure a smooth transition of his duties.”

About Small World Kids

Small World Kids Inc., through its wholly owned subsidiary Small World Toys, develops, manufactures, markets and distributes high-quality specialty toys and educational products for children. Its sales categories include infant, preschool, early learning, imaginative and active play, represented by award-winning brand names Ryan's Room®, Gertie Ball®, IQ Baby®, and Neurosmith®. The Company also holds rights in the U.S. for specialty channel distribution for brands such as Tolo®. Small World Toys' products are sold in over 3,000 locations -- including educational channels, retail chains, Internet sites, catalogues and specialty stores.

For more information, please visit www.smallworldtoys.com or call 310-645-9680.